Exhibit 10.6

Andrew Dreskin’s Executive Bonus Plan

1. Plan.

Andrew Dreskin’s Executive Bonus Plan (hereinafter referred to as the “Bonus Plan”) governs Eventbrite’s (or “Company”) bonus payments to Andrew Dreskin (“Participant”). The “Plan Period” is set forth in Exhibit A, but will generally run from January 1 through December 31 of the applicable calendar year. Bonus payments will be made within 30 days of the end of the Plan Period.

2. Eligibility.

To be eligible to participate in the Bonus Plan, Participant must sign the participation notice, attached as Exhibit A.

3. Plan Administration.

The Bonus Plan will be administered by the Company’s Chief People Officer and Chief Executive Officer, in consultation with the Compensation Committee of the Company’s Board of Directors (“Administrators”). The Administrators shall have sole authority and discretion to interpret the Bonus Plan and to make or eliminate any rules and procedures for administration. Any determination by the Administrators will be final and binding on Participant. The Administrators may, in their sole discretion, add to, amend, or discontinue the Bonus Plan, at any time, with notice. In addition, Administrators reserve the unilateral right to terminate Participant’s participation in the Bonus Plan at any time, or reduce bonus payments based on Participant’s individual performance.

4. Termination of Employment.

Participant must be an active employee of Eventbrite at the time the bonuses are paid to earn a bonus pursuant to this Bonus Plan. Participation in the Bonus Plan will terminate upon Participant’s termination of employment, or sooner if notified by the Company. Nothing in this Bonus Plan shall change the “at will” nature of the Participant’s service to the Company.

5. Leaves of Absence.

Participant may continue to be eligible to participate in the Bonus Plan during an approved leave of absence at the Administrator’s sole discretion, provided that the bonus payments may be prorated accordingly.

6. Advance Payments.

The Company will make advance payments in the amount set forth in Exhibit A (the “Advance Payment”) and true-up Participant within 30 days of the end of the Plan Period. If Participant is paid any amount in excess of bonuses earned under this Bonus Plan, including but not limited to as a result of Advance Payments (the “Overpayment”), Participant is obligated to repay the amount of such Overpayment in full to the Company within 30 days following notice by the Company of such Overpayment and authorizes the Company to deduct any Overpayment against any and all amounts otherwise owed by the Company to Participant. Termination of employment and/or expiration of the Plan Period shall not in any way limit or terminate Participant’s liability to repay Overpayments.

7. Taxes.

All payments under the Bonus Plan will be recognized as compensation of Participant in the year paid for taxable income purposes. All payments under the Bonus Plan will be subject to withholding for required income and other applicable taxes or deductions.

8. Rights and Limitations.

Except to the extent provided herein, this Bonus Plan supersedes any and all prior compensation policies, plans or understandings regarding bonus payments to Participant. Nothing in the Bonus Plan may be construed to give Participant any right to be paid any amount other than under the terms of the Bonus Plan. Any rights accruing to Participant under the Bonus Plan shall be solely those of Participant and may not be assigned or transferred. Nothing contained in the Bonus Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, a pledge, or a fiduciary relationship between the Company and Participant or any other person. Nothing herein will be construed to require the Company to maintain any fund or to segregate any amount for Participant’s benefit. The Bonus Plan is provided at the discretion of the Company and is not a contractual entitlement. To the extent Participant holds any rights by virtue of an award under the Bonus Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries. Any compensation provided under the Bonus Plan is not an acquired right or entitlement. Participation in the Bonus Plan one year does not imply future participation in this or any other Bonus Plan. Nothing in this Bonus Plan shall be construed to limit the rights of Participant under the Company’s benefit plans, programs or policies.

9. Proprietary Information; Dispute Resolution.

Participant is expected to comply with all applicable proprietary information and confidentiality obligations according to the terms of local policies and his employment agreement. Furthermore, to the extent the Participant has entered into a Dispute Resolution Agreement with the Company, the Participant agrees by signing below that any and all controversies, claims, or disputes arising out of or relating to the Plan shall be covered by and subject to final and binding arbitration under such Dispute Resolution Agreement and the Participant is expected to and agrees by signing below to comply with the terms of such agreement. To the extent the Participant has not entered into a Dispute Resolution Agreement, the Bonus Plan shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflict of laws of such state, and the parties hereby consent to the jurisdiction of the Superior Court of San Francisco and the United States District Court for the Northern District of California.

10. Section 409A.

The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code (hereinafter “Code”) or are exempt from the requirements of Section 409A of the Code as “short-term deferrals.” The Company makes no representation or warranty and shall have no liability to Participant or any other person if any payments under any provisions of this Bonus Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20 percent tax under Section 409A of the Code.

11. Enforceability.

If any portion or provision of this Bonus Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Bonus Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Bonus Plan shall be valid and enforceable to the fullest extent permitted by law.

12. Waiver.

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Bonus Plan, or the waiver by any party of any breach of this Bonus Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Notices.

Any notices, requests, demands, and other communications provided for by this Bonus Plan shall be sufficient if in writing and delivered in person, electronically or by certified mail.

2

Exhibit A

Participation Notice

Dear Mr. Dreskin,

Eventbrite (the “Company”) is pleased to invite you to participate in the Company’s Executive Bonus Plan (the “Bonus Plan”) in accordance with the terms of this letter and the Bonus Plan with respect to the plan period running from January 1 through December 31, 2018 (the “Plan Period”).

Your Bonus Payout shall be as set forth in Addendum A. The terms of the Bonus Plan are detailed in the copy of the Bonus Plan that has been provided to you, and those terms are incorporated in and made a part this letter. This letter (and addendums) and the Bonus Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in all respects any and all prior agreements (oral or written) between you and the Company concerning such subject matter. In the event of a conflict between the terms of this letter and the terms of the Bonus Plan, the terms of the Bonus Plan shall govern your bonus.

I acknowledge that I have received and read a copy of the Bonus Plan, Exhibit A and its addendums in their entirety and agree to the terms and conditions of the Bonus Plan. I understand that the Company may amend, supplement, supersede, or terminate the Bonus Plan at any time in its sole discretion. In addition, I understand that my agreeing to the terms of the Bonus Plan is a condition of my earning bonuses under the Bonus Plan.

EMPLOYEE SIGNATURE	DATE

Chief People Officer	DATE
/s/ Omar Cohen	2018-04-26

Addendum A

For Participant to earn a payout pursuant to this Bonus Plan, the Company must achieve at least 70% migration of 2017 Ticketfly customers during the Plan Period. Participant’s bonus will increase with the percentage of migrated Gross Ticket Fees (“GTF”) based on a linear calculation, as set forth in Addendum B.

The Bonus Payout shall be calculated by the Administrators in their sole discretion as follows: Target Bonus x (Retained GTF ∎*∎ Target Retained GTF), where:

•	Target Bonus: $500,000, achieved upon 90% migration of 2017 Ticketfly customers. Participant’s Bonus Payout is capped at Target.

•	Retained GTF: 2018 GTF derived from customers that sold tickets on the Ticketfly platform in 2017.

•

Target Retained GTF: $50,000,000, calculated as 90% of Ticketfly’s 2017 eligible GTF. Ticketfly’s 2017 eligible GTF does not include GTF for customers purchased by a third party, those filing for Chapter 11 bankruptcy, and those the Company elects not to renew for economic reasons, nor does it include GTF for the following customers: Black Rock City, Toronto Festival of Beer, JFL Northwest.

Pursuant to the terms and conditions set forth in the Bonus Plan, the Company will make Advance Payments in the amount of $100,000 per quarter.

Addendum B

Bonus Payout vs. % Migrated GTF